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                                                                    EXHIBIT 10.3
                                                  Insurance Management Agreement

                         INSURANCE MANAGEMENT AGREEMENT

     THIS AGREEMENT, dated as of the 22nd day of December, 1997, by and between MARSH & McLENNAN MANAGEMENT SERVICES (BERMUDA) LIMITED, a Bermuda corporation ("MMB"), and Annuity and Life Reassurance, Ltd., a Bermuda corporation ("INSURANCE CO.").


                                  WITNESSETH:

     WHEREAS, INSURANCE CO. has received authority from the Registrar of Companies in Bermuda (the "Registrar") under the provisions of the Insurance Act (Bermuda), 1978 and the Regulations made thereunder (the "Insurance Act") to engage in the underwriting of insurance or reinsurance as an insurance company; and

     WHEREAS, in conjunction with such underwriting INSURANCE CO. will require management, administrative and consulting services and MMB is willing to furnish such services; and

     WHEREAS, the parties desire to enter into an agreement whereby MMB will render, itself or through others retained by MMB, management, administrative and consulting services with regard to the operation of INSURANCE CO.;


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     NOW, THEREFORE, it is hereby mutually agreed by the parties as follows:

1. MMB'S SERVICES. MMB will render the following services with regard to the business of INSURANCE CO., subject to the limitations and exceptions set forth herein:

     (a) Underwriting of Insurance by INSURANCE CO. Upon the prior written instructions of INSURANCE CO. MMB shall use its best efforts to cause INSURANCE CO. to underwrite specific insurance risks within a given class of insurance business: provided, however, that MMB shall act within any restrictions set forth by INSURANCE CO. and/or the Registrar for that class of business.

     (b) Policyholder Service. Subject to the risks being accepted by the INSURANCE CO. or the underwriters retained by INSURANCE CO., MMB shall issue and endorse policies, and, if so instructed in writing by INSURANCE CO., terminate or cancel policies and issue notices of cancellation. MMB shall bill, receive and render receipts for premiums due to INSURANCE CO. in accordance with the terms and conditions of each policy of insurance issued and in accordance with the written instructions of INSURANCE CO. MMB shall have full authority hereunder to take whatever action it deems necessary or appropriate to attempt to collect premiums, including, if so instructed by INSURANCE CO., the


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cancellation of policies. MMB shall have no liability for uncollected premiums.

     (c) Claims. MMB shall, in accordance with written instructions from INSURANCE CO., accept or reject claims, settle claims and arrange for the adjustment of losses and defense of actions, as necessary or appropriate, arising out of contracts of insurance and reinsurance.

     (d) Ceding Reinsurance. If INSURANCE CO. desires to cede reinsurance, MMB shall administer the cessions to the reinsurers in accordance with instructions provided by INSURANCE CO. Any such reinsurance arranged shall be on a "gross premiums" basis and any brokerage normal to such transactions shall be retained by any insurance broker, including any MMB affiliate, appointed by INSURANCE CO. to place such reinsurance.

     (e) Assuming Reinsurance. If INSURANCE CO. desires to underwrite reinsurance, MMB shall administer the cessions received from the ceding companies in accordance with instructions received from INSURANCE CO. INSURANCE CO. acknowledges that the Registrar may restrict or impose conditions on INSURANCE CO.'s assumption of reinsurance.

     (f) Advice on Insurance Programs. Upon the request of INSURANCE CO. and to the extent authorized by applicable law, MMB shall assist INSURANCE CO. in the analysis of insurance and reinsurance programs for



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which INSURANCE CO. is contemplating or has issued insurance or reinsurance policies.

     (g) Other Services. MMB shall perform such other services as may from time to time be agreed upon between MMB and INSURANCE CO. Initially this will involve administration of payroll and employee benefits. If an employee of MMB acts as a director or officer of Insurance Co., such person shall be included as an additional insured under INSURANCE CO.'s directors and officers liability policy.


2. OFFICE RECORDS; REPORTS; EXAMINATIONS; INVESTMENTS AND ACCOUNTS.

     (a) Office, Books and Records. MMB shall maintain an office in Bermuda, which shall be appropriately identified as an office of INSURANCE CO. MMB shall keep at such office, in a manner and form approved by or acceptable to INSURANCE CO., true and complete books of account and records of all business conducted under and pursuant to this Agreement and shall, at all reasonable times, make available for examination and inspection to a duly authorized representative of INSURANCE CO. or the Registrar, all such books and records. Such books and records shall remain the property of INSURANCE CO. and shall be delivered promptly to INSURANCE CO. or its designee following any termination hereof, but MMB shall have the right at any time within six



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years after any termination of this Agreement to inspect such books and records and to make copies thereof or extracts therefrom.

     (b) Reports to INSURANCE CO. INSURANCE CO.'s fiscal year shall commence on January 1st and shall end on December 31st of each year. Based on information made available to MMB, and if requested by INSURANCE CO., MMB shall periodically prepare such reports as shall be agreed to by MMB and INSURANCE CO. Financial Statements of INSURANCE CO. for each fiscal year shall be audited at INSURANCE CO.'s expense by a firm of independent chartered accountants which shall be selected by INSURANCE CO.

     (c) Reports and Examinations. All Bermudian governmental reports, including tax reports, and all other applications and reports as shall be required by the Insurance Act shall be prepared and filed by MMB after review by INSURANCE CO. INSURANCE CO. shall be responsible for any fees or taxes. INSURANCE CO. shall cooperate with MMB in connection with the preparation of such reports by furnishing to MMB any information in its possession necessary for such reports.

     MMB shall notify INSURANCE CO. to the extent it obtains knowledge of any proposed or actual examination or investigation by the Registrar or other authorized parties of the business and affairs of INSURANCE CO. and MMB shall cooperate with any such examination or investigation.

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     (d) Investments. INSURANCE CO. shall provide MMB with written Investment
Guidelines and MMB shall invest the funds of INSURANCE CO., or liquidate or change such investments only in accordance with such Guidelines. Such
Investment Guidelines may be changed by INSURANCE CO. from time to time but MMB shall not be required to recognize such change until MMB has received written notice thereof. In the event and so long as INSURANCE CO. has not provided MMB with Investment Guidelines, MMB will invest the funds of INSURANCE CO. solely in overnight deposits in a Bank chosen by INSURANCE CO.

     MMB shall have no liability whatsoever for the soundness of any investments made hereunder, the amount of return from such investments, the solvency of the institution in which they may be deposited or invested or any other liability based upon MMB's actions or failures to act unless MMB's acts or failures to act are proven to be wilful misconduct or gross negligence.

     (e) Bank Accounts. Upon the request of INSURANCE CO., MMB shall open, maintain and operate bank accounts in Bermuda or elsewhere in the name of INSURANCE CO., and shall made deposits therein and disbursements therefrom in accordance with such limitations and restrictions as may be set forth in written instructions from, or in resolutions passed by the board of directors, of INSURANCE CO.

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     (f) Information Provided to MMB. INSURANCE CO. shall keep MMB informed during the term of this Agreement of all material developments relating to the business of INSURANCE CO. and shall promptly furnish to MMB executed sets of all minutes of the meetings of and the resolutions adopted by the stockholders and the board of directors of INSURANCE CO.

     (g) Authority of MMB. MMB shall have all the power and authority necessary or desirable to carry out its duties and obligations under this Agreement, which shall include the right to engage, as an independent contractor, any person, corporation or other organization to perform any functions to be performed hereunder by MMB. The authority granted hereunder shall specifically include the right to engage other operating units within J&H Marsh & McLennan, Incorporated, or any subsidiary or affiliated company thereof, to perform any such functions.

3.   RELATIONSHIP BETWEEN PARTIES; LIMITATION OF RESPONSIBILITY.

     (a) Independent Contractors. The relationship between the parties established by this Agreement is that of independent contracting parties. As such, subject to the terms of this Agreement, each shall conduct its business at its own initiative, responsibility and expense, and shall have no authority to incur any obligation on



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behalf of the other party. No third party shall have or be deemed to acquire any rights under this Agreement. Neither party shall use the name of the other party or any affiliate of such other party in any public document, advertising, public relations release or any other publicity without the prior written consent of such other party.

     (b) Compliance with Laws. MMB shall use its best efforts to advise INSURANCE CO. regarding compliance with the insurance Laws of Bermuda. MMB shall not be responsible for advice on compliance with the laws in any other jurisdiction in which INSURANCE CO. does business.

     (c) Scope of Services. The obligations of MMB hereunder are limited to the good faith performance of the services to INSURANCE CO. set forth herein and MMB shall have no liability to INSURANCE CO. or any other person for any action taken pursuant hereto other than as a result of its wilful misconduct or gross negligence. MMB is entitled to rely on information or instructions (oral or written) provided by INSURANCE CO. and MMB shall have no responsibility for the accuracy or completeness of such information or instructions. MMB shall not have any other or further obligations or responsibilities to INSURANCE CO., including, but not limited to, any obligation or responsibility for the payment of any insurance or reinsurance premiums, the profitability of the business of INSURANCE CO., the solvency of any person (including INSURANCE CO.) or the failure of third parties



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(including insurers and reinsurers) to fulfill their obligations.

          (d) Indemnification. INSURANCE CO. shall indemnify and hold harmless MMB, its officers, directors, employees, agents and affiliates from and against any losses, claims, damages, liabilities, cost or expenses, including reasonable attorneys fees and expenses of investigation (collectively, "Losses"), to which MMB may become subject in connection with the services it provides hereunder; provided, however, that INSURANCE CO. shall not be liable under the foregoing indemnity in respect of any Losses to the extent that a court having jurisdiction shall have determined by a final judgment that such Loss resulted from MMB's wilful misconduct or gross negligence. The provisions of this section shall survive the expiration or termination of this Agreement, including any extensions thereof.

4.   COMPENSATION AND EXPENSES.

     Fees and expenses for MMB's services hereunder shall be determined and paid in accordance with Schedule 1, which is attached hereto and made a part hereof.


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5.   EFFECTIVE DATE AND TERMINATION.

          (a) Effective Date and Normal Termination. This Agreement shall become effective on the date set forth on page one hereof (the "Effective Date") and shall continue until the 31st day of December 1998 and shall be renewable annually thereafter by the agreement of the parties; provided, however, that either party may terminate this Agreement at any time by giving not less than ninety (90) days' written notice to the other party of its intention to do so. Upon the expiration or termination hereof, MMB shall have no further duties or obligations hereunder unless specifically set forth herein or otherwise agreed to by the parties.

          (b) Termination for Breach or Bankruptcy. This Agreement may also be terminated forthwith by written notice of termination to the other party upon the occurrence of either of the following:

          (i) If such other party fails to perform or observe, or commits a breach of, any provision of this Agreement, and fails to cure, remedy or satisfactorily explain such failure or breach within thirty (30) days following delivery to such other party of a written notice of the alleged failure or breach, or

          (ii) If such other party become insolvent (in the legal sense) or files a voluntary petition in bankruptcy, or makes an assignment for



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the benefit of creditors; or if a committee of creditors or other representative is appointed to represent its business or an involuntary petition in bankruptcy is filed against it, and the party fails within thirty
(30) days following the appointment of such committee or representative or the filing of such involuntary petition to cause the discharge of such committee or representative or the dismissal of such petition; or if the other party commits any other act indicating insolvency.

6.   MISCELLANEOUS.

     (a) Non-Exclusivity. This Agreement shall not in any way prevent MMB from performing similar services for others.

     (b) Foreign Exchange. All expenses and costs paid by MMB on behalf of INSURANCE CO. in any currency other than United States dollars shall be converted to United States dollars at the conversion rate in effect on the date that the expenses or costs were paid by MMB, so that all exchange gain or loss incident thereto shall be incurred by or inure to the benefit of INSURANCE CO.; provided, however, that MMB will obtain the written consent of INSURANCE CO. before making such disbursement.


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     (c)  Assignments.  Neither this Agreement nor any right, benefit or obligation conferred or imposed hereunder is assignable in whole or in part, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other party; provided, however, that either party may make such an assignment to a corporation which controls, is controlled by, or is under common control with the assignor.

     (d) Successors and Assigns. This Agreement shall be binding upon the successors, legal representatives or permitted assigns of the parties hereto.

     (e) Notices. Any notice or other communication required or permitted hereunder shall be deemed given upon delivery if delivered personally, or three days after mailing if mailed by an international overnight courier if such courier provides evidence of receipt, or the next business day if sent by facsimile and confirmed by mail, as follows:



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To MMB:             Marsh & McLennan Management
                    (Bermuda) Limited
                    P.O. Box HM 1262
                    Hamilton HM FX, Bermuda



To INSURANCE CO.:   Annuity and Life Reassurance, Ltd.
                    P.O. Box HM 1262
                    Hamilton HM FX, Bermuda


or to such other addresses as such parties shall have last designated by notice to the other parties.

     (f) Entire Agreement. All prior negotiations and agreement between the parties hereto relating to the subject matter hereof are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, except as modified by an instrument signed by the parties hereto.

     (g) Waivers. The failure of either party at any time to require the other party's performance of any obligation under this Agreement shall not affect the right to require performance of that obligation in the future. Any waiver by either party of any breach of any provision hereof shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any other right under this Agreement.

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     (h)  Captions. The captions of the several sections of this Agreement are inserted solely for convenience of reference, and are neither a part of nor intended to govern, limit or aid in the construction of any term or provision hereof.

     (i) Governing Law. The validity, construction and enforceability of this Agreement shall be governed in all respects by the Laws of Bermuda.

     (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (k) Survival. The representations, warranties and agreements contained or referred to herein, shall survive the termination hereof, provided that no claims may be initiated by or on behalf of any party against any other party on the basis of such representations, warranties and agreements after three years from the termination hereof, unless based upon a breach or failure to comply with an agreement which is to be performed or complied with in whole or in part after three years from the termination hereof.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

MARSH & McLENNAN MANAGEMENT (BERMUDA) LIMITED
("MMB")





By: /s/ David Lindo
        -----------------------
Title: Senior Vice President




Annuity and Life Reassurance, Ltd.
("INSURANCE CO.")




By: /s/ Lawrence S. Doyle
        -----------------------
Title: CEO





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                                                                      SCHEDULE 1

                             COMPENSATION PROVISION

                      Fees and Expenses with Minimum Fees


(a)  Fees

     (i) MMB's fees are based on a number of factors including time charges, complexity, and the value of its services. Individual hourly rates vary according to the degree of responsibility involved and the experience and skill required and are reviewed and adjusted annually.

     (ii) In consideration for the services to be performed hereunder by MMB, INSURANCE CO. shall pay to MMB the greater of an amount equal to MMB's fees as calculated in accordance with (i) above, or fifteen thousand dollars ($15,000; fee per contract year commencing February 1, 1998 (the "Minimum Fee"). For purposes of this Agreement a contract year shall mean a twelve (12) month period commencing on February 1st of each year. If a notice of termination is delivered prior to February 1, 1998 no fee shall be payable under this paragraph (a)(ii) only. Costs incurred up to that point under paragraph (iv) shall be reimbursed to MMB by INSURANCE CO.

     (iii) If this Agreement is in effect for only a portion of any contract year, MMB shall be entitled to fees commensurate with the




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services rendered during such shorter period.

     (iv) In addition to the aforementioned services MMB will provide certain facilities where INSURANCE CO. may maintain its principal office as required, including but not limited to office space and computer equipment and office furniture at a fee to be agreed between the parties. All such facilities will be regarded as ancillary to the provision of services as described or to be added.

     (b) Increases. MMB shall notify INSURANCE CO. not less than fifteen (15) days prior to any increase in MMB's schedule of hourly rates over those in effect at the time this Agreement is executed.

     (c) Expenses. All salaries and fringe benefits of MMB personnel rendering services under this Agreement shall be at the expense of MMB without reimbursement by INSURANCE CO. INSURANCE CO. shall be responsible for all costs, expenses and charges incurred in, or incidental to, its business, including but not limited to printing costs (e.g. policies and endorsement forms); office supplies (e.g. stationery, office forms and invoices); photocopy and other reproduction charges; telephone and facsimile charges; filing and examination fees; lawyers' and accountants' fees, and any other services contracted for or on behalf of INSURANCE CO. under the




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provisions of Section 2(g) hereof; premium and other taxes; and all costs, charges and expenses relative to the processing, handling and adjustment of claims and losses under coverages authorized and/or written by INSURANCE CO. If any such expenses are advanced and paid by MMB on behalf of INSURANCE CO. INSURANCE CO. shall reimburse MMB therefor upon receipt of the statement noted below.

     (d) Billing and Payments. MMB shall render, within thirty (30) days after the end of each month, a statement to INSURANCE CO. setting forth its fees and expenses incurred during the immediately preceding month. Payment of the amount set forth in the statement rendered shall be due ten (10) days subsequent to the date of the statement.




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                            MANAGEMENT FEE SCHEDULE

Time charges incurred on behalf of MMB's clients are recorded by each employee on an hourly rate basis, and are administered through its computerized Time Recording System.

MMB's hourly charge out rates are as follows:

     Management               $185
     Supervisor               $170
     Technical                $140
     Support                  $110
     Junior                   $ 65

                                    ADDENDUM

                                       TO

                        INSURANCE MANAGEMENT AGREEMENT

(1)     Facilities
        It is hereby understood and agreed with respect to Schedule I article
        (iv) that the "facilities" to be provided shall be defined as follows:

          Rental of office space, electricity (heat and light), air-conditioning, janitorial services, rental of fixtures, fittings, furniture, telephone equipment and infrastructure e.g. lights, walls, doors, carpeting, etc. inclusive of general wear and tear. Rental of filing cabinets, computer infrastructure, computer operations including backup and server access. Maintenance including security, landscaping and other items of a maintenance nature.

        Such facilities re fully described in Appendix One.

        In consequence of the provision of stated facilities a fee of $5,000 per month shall be payable by Insurance Co. to MMB, commencing February 1st, 1998.

(2)     Other Services

        It is hereby understood and agreed with respect to clause 1 (g) of the Agreement that "other services'' shall be defined as follows, with accompanying time charges:

        * Personnel, Immigration, Payroll, Health and Dental Insurance Administration

           Personnel Consulting:
           $250 per hour (15 minute minimum).

           Immigration negotiation:
           New Work Permit - $2,500 per permit.
           Work Permit Renewal - $500 per permit.
           Advertising and Permit Fees as incurred.

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                                      -2-


        Payroll, Health and Dental Insurance Administration:
        $175 per hour.

        *  Computer Consulting, Computer setup, Configuration and Trouble
           Shooting.

           $175 per hour
           Consumables at cost as incurred.

        *  Building and Space Management

           $200 per hour

        *  Telephone, Courier

           Billed through "out of pocket" expenses along with all other similar expenses as part of general management service.

                                                                    APPENDIX ONE


                                   FACILITIES

- Three (3) adjacent private offices, all 14' x 6" by 10' 6" with windows the full length of the north side (14' 6") and glass on the internal wall on the south side. Each office to be furnished with a desk, side return and chair.

- Four (4) open plan workstations adjacent to the private offices, all fitted with 80" worktops and office chair. Sizes as follows:
     -    a. 80" by 6'        Back to back with b.
     -    b. 80" by 6'        Back to back with a.
     -    c. 80" by 6' 8"
     -    d. 80" by 6'        Open sided - suitable as secretarial
     workstation.

- All offices and workstations to be fitted with Mitel Superset 420 telephone handsets. Each handset capable of answering the incoming line and engaging in conference calling.

- Limited number of income / outgoing trunk lines, one line dedicated to facsimile traffic.

- Housing for one fax machine, machine to be purchased and the asset of Annuity Re. (Purchasing can be facilitated by J&H Marsh & McLennan if required).

- Housing for one photocopy machine, machine to be purchased and the asset of Annuity Re. (Purchasing can be facilitated by J&H Marsh & McLennan if required).

-    Three (3) 5 drawer filing cabinets.

- Five (5) IBM-compatible personal computers of a specification yet to be determined. Machines to be purchased and the asset of Annuity Re. (Purchasing can be facilitated by J&H Marsh & McLennan if required).

- One (1) HP laser printer of a specification yet to be determined. Machine to be purchased and the asset of Annuity Re. (Purchasing can be facilitated by J&H Marsh & McLennan if required).

-    Computer networking and cabling for five PCs and one laser printer.

- Print and File Server hosting services for standard PC files. Backup performed daily and off site storage of data provided.

-    One company name displayed in lobby directory.

- Access to J&H Marsh & McLennan commissioned courier services for overseas mail delivery on a time and materials basis.

-    Supply of hot beverages and use of staff pantry on 6th floor.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the effective date of the Agreement, of which it shall form an integral part.

MARSH & McLENNAN MANAGEMENT (BERMUDA) LIMITED
("MMB")


By: /s/ David Lindo
    ----------------------------
    Title: Senior Vice President


Annuity and Life Reassurance, Ltd.
("INSURANCE CO.")


By: /s/ Lawrence S. Doyle
    -----------------------------
    Title: Chief Executive Officer